UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 26, 2010
Lifevantage Corporation

(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11545 W. Bernardo Court, Suite 301,
San Diego, California		92127

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 858-312-8000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 26, 2010, we entered into a securities purchase agreement with accredited investors pursuant to which we sold approximately $514,000 of 8% convertible debentures and warrants to purchase shares of our common stock with an exercise price of $0.50 per share. Each investor received a debenture in the principal amount equal to such investor’s aggregate subscription amount less the amount equal to the quotient obtained by dividing such aggregate subscription amount by $1,000. The debenture is convertible into shares of our common stock at any time at the discretion of the holder at a conversion price per share of $0.20, subject to adjustment including anti-dilution protection. Each investor also received a warrant to purchase that number of shares of our common stock that equals 50% of the quotient obtained by dividing such investor’s aggregate subscription amount by $0.20. In exchange for the $514,857 we received, we issued debentures in the aggregate principal amount of approximately $514,000 and warrants to purchase an aggregate of 1,287,143 shares of our common stock.
     The following summarizes the terms of the debentures we agreed to issue:
     Term: Due and payable on the second anniversary of the date of issuance.
     Interest: Interest is payable quarterly in cash at the rate of 8% per annum beginning on April 1, 2010, on each conversion date (as to the principal amount being converted) and on the maturity date.
     Principal Payment: The principal amount, if not paid earlier, is due and payable on the second anniversary of the date of issuance.
     Early Redemption: We have the right to redeem the debenture before maturity by payment in cash of 100% of the then outstanding principal amount plus accrued and unpaid interest. To redeem the debenture we must meet certain equity conditions. The payment of the debenture would occur on the 10th trading day following the date we gave the holder notice of our intent to redeem the debenture. We agreed to honor any notices of conversion that we receive from the holder before the date we pay off the debenture.
     Voluntary Conversion: The debenture is convertible at anytime at the discretion of the holder at a conversion price per share of $0.20, subject to adjustment including anti-dilution protection.
     Covenants: The debenture imposes certain covenants on us including restrictions against incurring additional indebtedness and paying cash dividends or distributions on shares of our outstanding common stock. The debentures define certain events of default, including delisting of our common stock, a change in control, or our reporting requirements under the Securities Exchange of Act of 1934 are suspended or terminate. In the event of default, generally, the holder has the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding plus accrued interest and unpaid interest.
     The foregoing summary of the terms of the securities we issued and the terms of the agreements related to the financing is qualified in its entirety by reference to the form of securities purchase agreement, debenture and warrant, which will be filed as exhibits to our periodic report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
     The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The investors in our financing were accredited investors as such term is defined in Rule 501 of the Securities Act. The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of

Regulation D under the Securities Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.
     The maximum number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants we issued on February 26, 2010 is, respectively, 2,571,710 and 1,287,143, assuming the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and/or exercise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifevantage Corporation
February 26, 2010	By:	/s/ Carrie E. Carlander
		Name:	Carrie E. Carlander
		Title:	Chief Financial Officer, Secretary & Treasurer